EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 23, 2003, except as to Note 19, which is as of March 14, 2003, relating to the financial statements and financial statement schedule of LookSmart, Ltd., which appears in LookSmart, Ltd.’s Annual Report on Form 10-K/A for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
January 16, 2004